Power of Attorney
(Limited to Execution of Forms 3, 4 and 5)



I, Janice K. Hartrick, do hereby constitute and appoint Cheri L. Peper, Jeffrey
B. King and Eric L. Harry (with full power to each of them to act alone) as my true and lawful agents and attorneys-in-fact with full power and authority to execute and deliver on my behalf in accordance with Securities and Exchange Commission rules and regulations all reports of changes in my beneficial ownership of securities issued by Apache Corporation on Forms 3, 4 and 5 as may be deemed advisable. I hereby ratify and confirm all that each such agentand attorney-in-fact may do by virtue hereof with respect to reports of my beneficial ownership of securities issued by Apache Corporation.

This power of attorney shall remain in full force and effect until I am no longer required to file Forms 3, 4 and 5 with respect to changes in my beneficial ownership of securities issued by Apache Corporation, unless earlier revoked by me in writing delivered to the attorneys-in-fact named above.

In witness whereof, I have duly executed this power of attorney effective as of this 26th day of June 2003.


							Janice K. Hartrick
							Janice K. Hartrick

State of Texas

County of Harris

On this 26th day of June 2003, before me personally came Janice K. Hartrick, to me known, and acknowledged this instrument. Witness my hand and official seal.


							__________________________
[seal]							Notary Public